Exhibit 10.6

                           Purchase and Sale Agreement
                   (Enerhance- Superior Medicine Hat Property)

This agreement (the "Agreement") is entered into on April 24, 2006 by and between Enerhance Energy, Inc. of Calgary, Alberta, Canada ("Enerhance") and Superior Oil and Gas Co. of Yukon, Oklahoma ("Superior").

In consideration of the representations and promises set forth below, the parties agree as follows:

1. Representations by Enerhance. Enerhance has an agreement with EOG Resources Canada that provides Enerhance the ability to acquire a 100% working interest in natural gas leases covering seven sections of land (4,480 acres) in the producing Medicine Hat Sands in the Many Islands/Walsh Area, Township 13, Range 2, W4M, Alberta, Canada. Enerhance believes it has the ability to earn, from a third company, Direct Energy, the rights to the shallower Milk River Sands in the same seven sections by drilling five wells on the leased lands by August 2006.

2. Representations by Superior. Superior desires to obtain the Medicine Hat Sands rights of Enerhance set forth in its agreement with EOG Resources Canada ("the Enerhance-EOG Contract Rights"). Superior is also interested in acquiring, by farm-in, the rights to the Milk River Sands if the farm-in agreement can be negotiated for Superior by Enerhance on favorable terms ("the Direct Energy Farm-In").

3. Sale and Purchase of Enerhance-EOG Contract Rights. Enerhance agrees to sell to Superior, for $350,000, the Enerhance-EOG Contract Rights, and Superior agrees to purchase from Enerhance on or before May 2, 2006 the Enerhance-EOG Contract Rights for $350,000, subject to the following provisions:

     3.1 Enerhance will receive an overriding royalty of 15%, provided, however, that the Enerhance overriding royalty plus all other royalties burdening the Medicine Hat Sands shall not exceed 20%, which may require that the Enerhance royalty be reduced to an amount less than 15% ("the Enerhance Overriding Royalty").

     3.2 All royalties burdening the properties must pay their share of "Operating Costs" but pay no part of the wells' "Capital Costs." Royalties are calculated on Operating Revenue, not Gross Revenue. Capital Costs include costs such as drilling and completions, pipelining, and subsequent work-over costs. Operating Costs include monthly clean out costs to maintain production, field and in-house chargeable costs, processing costs, compression costs , surface lease charges, and normal well repairs not requiring a service rig.

4. Milk River Sands Farm-In. Superior encourages Enerhance to negotiate for Superior a farm-in agreement with Direct Energy on the Milk River Sands. Provided the farm-in is on terms agreeable to Superior, Enerhance will receive an overriding royalty burdening the Milk River Sands identical to the Enerhance Overriding Royalty.

5. Governing Law; Entire Agreement; Arbitration. The laws of the Province of Alberta shall govern the interpretation and effect of this Agreement. This is the entire agreement between the parties. Any disputes between the parties that might arise regarding the effect of this Agreement shall be settled by binding arbitration on rules agreed to by the parties.


Enerhance Energy, Inc.                           Superior Oil and Gas Co.


By: /s/ George Isfan                             By: /s/ Daniel H. Lloyd
   ----------------------------                     ----------------------------
   George Isfan, President                          Daniel H. Lloyd, President